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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       Chicago Mercantile Exchange Inc.

     ARTICLE ONE:  The name of the corporation is CHICAGO MERCANTILE EXCHANGE
INC.

     ARTICLE TWO: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     ARTICLE THREE: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

     ARTICLE FOUR: The total number of shares of all classes of capital stock which the corporation is authorized to issue is 110,004,892 shares which shall be divided into three classes as follows:

          10,000,000 shares of Preferred Stock having a par value of $0.01 per share (the "Preferred Stock"),

          100,000,000 shares of Class A Common Stock having a par value of $0.01 per share (the "Class A Common Stock"), and

          4,892 shares of Class B Common Stock having a par value of $0.01 per share (the "Class B Common Stock").

The term "Common Stock" shall mean both the Class A Common Stock and the Class B Common Stock.

     The designations, voting powers, optional or other special rights and the qualifications, limitations or restrictions thereof, of the above classes shall be as follows:

                                  Division A
                                Preferred Stock

     The rights, preferences and privileges and qualifications, limitations and restrictions granted to and imposed on the shares of Preferred Stock of the corporation shall be as set forth below in this Division A.

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     Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board of Directors shall determine. The Board of Directors is hereby authorized to fix, state and establish, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of such series in relation to any other series of Preferred Stock at the time outstanding. The Board of Directors is also expressly authorized to fix the number of shares of each such series, but not below the number of shares thereof then outstanding. The authority of the Board of Directors with respect to each series of Preferred Stock shall include (without limitation) the determination of the following:

          (a) the dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the rights of priority, if any, with respect to the payment of dividends on the shares of such series relative to other series of Preferred Stock or classes of stock;

          (b) whether the shares of such series shall have voting rights (other than the voting rights provided by law) and, if so, the terms and extent of such voting rights;

          (c) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors may prescribe;

          (d) whether the shares of such series shall be subject to redemption by the corporation or at the request of the holder(s) thereof, and, if so, the terms and conditions of any such redemption;

          (e) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the rights of priority, if any, with respect to the distribution of assets on the shares of such series relative to other series of Preferred Stock or classes of stock; and

          (f) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.

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                                  Division B
                                 Common Stock

                      Subdivision 1:  General Provisions

      (1) Definitions. In addition to the terms defined elsewhere, the following terms shall have the respective meanings set forth below:

           "Additional Common Shares" shall mean all shares of Class A Common Stock issued (or, pursuant to Section 6(b), deemed to be issued) by the corporation after the Effectiveness Date, other than shares of Class A Common Stock issued or issuable at any time:

                    (A) to officers, directors and employees of, and consultants to, the corporation;

                    (B) as a dividend or distribution on shares of the Class B Common Stock;

                    (C) pursuant to the conversion of shares of the Series B-5 Stock; or

                    (D) by way of dividend or other distribution on Common Stock excluded from the definition of Additional Common Shares by the foregoing clauses (A), (B), (C) or this clause (D).

           "Applicable Equivalent Amount" means (i) with respect to shares of Class A Common Stock, one, (ii) with respect to shares of Series B-1 Stock, 1,800 (as adjusted from time to time in accordance with the provisions of Section 6 of this Division), (iii) with respect to shares of Series B-2 Stock, 1,200 (as adjusted from time to time in accordance with the provisions of Section 6 of this Division), (iv) with respect to shares of Series B-3 Stock, 600 (as adjusted from time to time in accordance with the provisions of Section 6 of this Division), (v) with respect to shares of Series B-4 Stock, 100 (as adjusted from time to time in accordance with the provisions of Section 6 of this Division), and (vi) with respect to shares of Series B-5 Stock, 10 (as adjusted from time to time in accordance with the provisions of Section 6 of this Division). For purposes of Section 6, the term "Applicable Equivalent Amount" shall not include clause (i) of the preceding sentence, since no adjustment is to be made under that Section in respect of the Applicable Equivalent Amount for shares of Class A Common Stock.

           "Commitment to Maintain Floor Trading" shall mean the corporation's obligation, (i) as long as an open outcry market is "liquid," to maintain for such open outcry market a facility for conducting business, for the dissemination of price information, for clearing and delivery and (ii) to provide reasonable

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      financial support (consistent with the calendar year 1999 budget levels established by Chicago Mercantile Exchange, an Illinois not-for-profit corporation) for technology, marketing and research for open outcry markets. If an open outcry market is not liquid, as determined by the Board of Directors, the Board may determine, in its sole discretion, whether such obligations will continue, and for how long, in respect of such market. For purposes of the foregoing, an open outcry market will be deemed "liquid" if it meets any of the following tests on a quarterly basis:

                    (1) if a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent of the average daily volume of such comparable product (including for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market); or

                    (2) if a comparable exchange-traded product exists and the product trades exclusively by open outcry, the open outcry market has maintained at least 30 percent of the open interest of such comparable product; or

                    (3) if no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent of the average quarterly volume in that market as maintained by Chicago Mercantile Exchange, an Illinois not-for-profit corporation, in 1999 (including, for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market); or

                    (4) if no comparable exchange-traded product exists and the product trades exclusively by open outcry, the open outcry market has maintained at least 40 percent of the average open interest in that market as maintained by Chicago Mercantile Exchange, an Illinois not-for-profit corporation, in 1999.

               "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for shares of Class A Common Stock.

               "Core Rights" shall mean:

                    (1) the divisional product allocation rules applicable to each series of Class B Common Stock as set forth in the rules of the corporation;

                    (2) the trading floor access rights and privileges granted to each series of Class B Common Stock, including the Commitment to Maintain Floor Trading;

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                    (3) the number of authorized and issued shares of any series of Class B Common Stock; or

                    (4) eligibility requirements for an individual or entity to exercise any of the trading rights or privileges inherent in any series of Class B Common Stock.

               "Effectiveness Date" means the date of acceptance by the Delaware Secretary of State of the filing of this Amended and Restated Certificate.

               "Fair Market Value" means (i) if shares of Class A Common Stock are traded on a national securities exchange, the last sales or the average of the bid and asked prices (if no sale has taken place), as reported in the principal consolidated transaction reporting system with respect to such exchange, (ii) if shares of Class A Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System or such other system then in use, or (iii) if neither clause (i) or (ii) apply, as determined in good faith by the Board of Directors.

               "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either shares of Class A Common Stock or Convertible Securities.

               "Share Equivalent Basis" means that (i) with respect to participation in dividends, other distributions or liquidating distributions, a stockholder's participation therein is determined based upon the number of Class A Common Stock share equivalents that such stockholder's shares represent in relation to the total number of Class A Common Stock share equivalents that all stockholders' shares represent, and (ii) with respect to voting, a stockholder's aggregate votes available to be cast is determined based on the number of Class A Common Stock share equivalents that such stockholder's shares represent (with each whole share equivalent representing one vote and each fractional share equivalent representing an equivalent fractional vote). The number of Class A Common Stock share equivalents of a share of Class A Common Stock, Series B-1 Stock, Series B-2 Stock, Series B-3 Stock, Series B-4 Stock and Series B-5 Stock shall equal the Applicable Equivalent Amount for such stock.

          (2) Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, holders of Common Stock shall be entitled to receive any amounts available for distribution to holders of Common Stock after the payment of, or provision for, obligations of the corporation and any preferential amounts payable to holders of any outstanding shares of Preferred Stock. Such amounts as are available to the holders of Common Stock for distribution shall be distributed to such holders on a Share Equivalent Basis.

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                     Subdivision 2:  Class A Common Stock

     The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class A Common Stock of the corporation shall be as set forth in Subdivision 1 and this Subdivision 2 of this Division B.

          (1) Dividend Rights. Subject to any preferential or participatory rights of holders of any shares of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors on shares of the outstanding Common Stock of the corporation, participating with the holders of the outstanding shares of the Class B Common Stock on a Share Equivalent Basis.

          (2) Voting Rights. Each holder of shares of Class A Common Stock shall have the right to one vote for each share held on each matter for which the vote of the holders of the Class A Common Stock shall be required or considered to be necessary. Each holder of Class A Common Stock shall have the right, voting with the holders of the Class B Common Stock on a Share Equivalent Basis, to vote in the election of the Equity Directors (as defined below).

          (3) Transfer Restrictions. Shares of Class A Common Stock shall be subject to the following transfer restrictions during the indicated period:

              (a) During the period commencing on the Effectiveness Date and ending on the date occurring 180 days thereafter (inclusive), shares of Class A Common Stock may only be transferred, conveyed, sold or otherwise disposed together with the associated shares of Class B Common Stock (i.e., 16,200 shares of Class A Common Stock may be transferred with one share of Series B-1 Stock, 10,800 shares of Class A Common Stock may be transferred with one share of Series B-2 Stock, and 5,400 shares of Class A Common Stock may be transferred with one share of Series B-3 Stock).

              (b) During the period commencing on the 181st day after the Effectiveness Date and ending on the date occurring 270 days after the Effectiveness Date, up to twenty-five percent (25%) of the shares of Class A Common Stock received by a holder on the Effectiveness Date or thereafter acquired may be transferred, conveyed, sold or otherwise disposed; and any shares so permitted to be transferred shall not thereafter be subject to any restrictions under this Section 3 except for the restriction applicable to clearing members under clause (f) of this Section 3. In addition, such holder may transfer, convey, sell or otherwise dispose of such holder's Class A Common Stock as described in clause (a) of this Section 3.

              (c) During the period commencing on the 271st day after the Effectiveness Date and ending on the date occurring 360 days after the

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          Effectiveness Date, up to fifty percent (50%) of the shares of Class A
          Common Stock received by a holder on the Effectiveness Date or thereafter acquired may be transferred, conveyed, sold or otherwise disposed; and any shares so permitted to be transferred shall not thereafter be subject to any restrictions under this Section 3 except for the restriction applicable to clearing members under clause (f) of this Section 3. In addition, such holder may transfer, convey, sell or otherwise dispose of such holder's Class A Common Stock as described in clause (a) of this Section 3.

               (d) During the period commencing on the 361st day after the Effectiveness Date and ending on the date occurring 450 days after the Effectiveness Date, up to seventy-five percent (75%) of the shares of Class A Common Stock received by a holder on the Effectiveness Date or thereafter acquired may be transferred, conveyed, sold or otherwise disposed; and any shares so permitted to be transferred shall not thereafter be subject to any restrictions under this Section 3 except for the restriction applicable to clearing members under clause (f) of this Section 3. In addition, such holder may transfer, convey, sell or otherwise dispose of such holder's Class A Common Stock as described in clause (a) of this Section 3.

               (e) On and after the 451st day after the Effectiveness Date, there shall be no restrictions applicable to the Class A Common Stock under this Section 3 except for the restriction applicable to clearing members under clause (f) of this Section 3.

               (f) Shares of Class A Common Stock owned by a clearing member of the Chicago Mercantile Exchange shall at all times be subject to Rule 913, and any other applicable provisions, of the corporation's rules.

Notwithstanding the foregoing provisions of this Section 3, the Board of Directors may remove some or all of the foregoing restrictions on transfer if it determines, in its sole discretion, that such removal is appropriate.

                     Subdivision 3:  Class B Common Stock

     The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation shall be as set forth in Subdivision 1 and this Subdivision 3 of this Division B.

          (1) Designation and Number of Shares Constituting Series. Shares of the Class B Common Stock shall be issued in five series having the designations and consisting of the number of shares set forth below:

              625 shares designated as "Class B Common Stock, Series B-1" (the "Series B-1 Stock"),

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               813 shares designated as "Class B Common Stock, Series B-2" (the
               "Series B-2 Stock"),

               1,287 shares designated as "Class B Common Stock, Series B-3" (the "Series B-3 Stock"),

               467 shares designated as "Class B Common Stock, Series B-4" (the "Series B-4 Stock") and

               1,700 shares designated as "Class B Common Stock, Series B-5" (the "Series B-5 Stock").

          (2)  Trading Rights.

               (a) Series B-1 Stock. The holders of shares of the Series B-1 Stock shall have the trading rights, including trading floor access rights and privileges, set forth in the corporation's by-laws and rules for its Chicago Mercantile Exchange Division Members.

               (b) Series B-2 Stock. The holders of shares of the Series B-2 Stock shall have the trading rights, including trading floor access rights and privileges, set forth in the corporation's by-laws and rules for its International Monetary Market Division Members.

               (c) Series B-3 Stock. The holders of shares of the Series B-3 Stock shall have the trading rights, including trading floor access rights and privileges, set forth in the corporation's by-laws and rules for its Index and Option Market Division Members.

               (d) Series B-4 Stock. The holders of shares of the Series B-4 Stock shall have the trading rights, including trading floor access rights and privileges, set forth in the corporation's by-laws and rules for its Growth and Emerging Markets Division Members.

               (e) Series B-5 Stock. The holders of shares of the Series B-5 Stock shall have the trading rights, including trading floor access rights and privileges, set forth in the corporation's by-laws and rules for holders of fractional interests in its Growth and Emerging Markets Division.

          (3) Dividend Rights. Subject to any preferential or participatory rights of holders of any shares of Preferred Stock, the holders of shares of Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors on shares of the outstanding Common Stock of the corporation, participating with the holders of the outstanding shares of the Class A Common Stock on a Share Equivalent Basis.

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           (4) Voting Rights. Holders of shares of Class B Common Stock shall have the following voting rights:

               (a)  Election of Directors.

                    (i) Class B Directors. Holders of shares of Series B-1 Stock shall have the sole right to elect the Series B-1 Directors (as defined below), and each holder of Series B-1 Stock shall have one vote per share held in any such election. Holders of shares of Series B-2 Stock shall have the sole right to elect the Series B-2 Directors (as defined below), and each holder of Series B-2 Stock shall have one vote per share held in any such election. Holders of shares of Series B-3 Stock shall have the sole right to elect the Series B-3 Director (as defined below), and each holder of Series B-3 Stock shall have one vote per share held in any such election.

                    (ii) Equity Directors. Each holder of Class B Common Stock shall have the right, voting with the holders of the Class A Common Stock on a Share Equivalent Basis, to vote in the election of the Equity Directors.

               (b) Core Rights. Any change, amendment or modification of the Core Rights shall be submitted to a vote of the holders of the Class B Common Stock for their consideration and approval. In any such vote, holders of Series B-1 Stock shall be entitled to six votes for each share of Series B-1 Stock held, holders of Series B-2 Stock shall be entitled to two votes for each share of Series B-2 Stock held, holders of Series B-3 Stock shall be entitled to one vote for each share of Series B-3 Stock held, holders of Series B-4 Stock shall be entitled to one-sixth vote for each share of Series B-4 Stock held and holders of Series B-5 Stock shall be entitled to one-sixtieth vote for each share of Series B-5 Stock held. Any such change, amendment or modification must receive a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting in order to be approved.

               (c) Other Matters. Holders of shares of Class B Common Stock shall be entitled to vote on a Share Equivalent Basis on any matters not described in Sections 4(a) or (b) that require the approval of the holders of the Class B Common Stock, whether voting together with the holders of the Class A Common Stock or voting separately as a class.

          (5) Transfer Restrictions. Shares of Class B Common Stock may be transferred at any time, subject to the following restrictions:

               (a) No individual or entity may exercise any of the trading rights in respect of a series of Class B Common Stock unless such individual or entity (i) satisfies the trading eligibility requirements specified for such series in the by-laws of the corporation and in any rules or regulations as the Board of Directors

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          may provide and (ii) agrees to be bound by any rules or regulations as the Board of Directors may provide with respect to such series of Class B Common Stock.

               (b) No lease of the trading privilege component of any series of Class B Common Stock shall be valid and binding on the corporation unless and until (x) the lessee satisfies the trading eligibility requirements specified for such shares in the by-laws of the corporation and in any other rules or regulations as the Board of Directors may provide, and (y) such lease has been reported to the corporation.

               (c) No person who has sold a share of any series of Class B Common Stock shall be eligible to purchase another share of the same series of Class B common stock within six months of the closing of such sale, except as may be otherwise allowed under rules adopted by the Board of Directors.

               (d) Any transfer, conveyance, sale or other disposition of shares of Class B Common Stock shall be subject to (i) Rule 110, and any other applicable provisions, of the corporation's rules and (ii)
          Section 6.4, and any other applicable provisions, of the corporation's by-laws.

          (6)  Adjustments to Applicable Equivalent Amounts For Dilutive Issues.

               (a) No Adjustment Unless Economic Dilution. No adjustment in the Applicable Equivalent Amount of any series of Class B Common Stock shall be made in respect of the issuance or deemed issuance of Additional Common Shares unless the consideration per share for an Additional Common Share issued or deemed to be issued by the corporation is less than the Fair Market Value of a share of Class A Common Stock on the date of such issue or deemed issue.

               (b) Deemed Issue of Additional Common Shares.

                   (1) Options and Convertible Securities. In the event the
               corporation, at any time or from time to time after the Effectiveness Date, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Class A Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares (except as otherwise provided in the definition thereof) issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

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                         (A) no further adjustment in the Applicable Equivalent
                    Amounts shall be made upon the subsequent issue of Convertible Securities or shares of Class A Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (B) if such Options or Convertible Securities by their
                    terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or in the number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange thereof, the Applicable Equivalent Amounts computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (C) upon the expiration of any such Options or any
                    rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Equivalent Amounts computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                             (I) in the case of Convertible Securities or Options for Class A Common Stock, the only Additional Common Shares issued were shares of Class A Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                             (II) in the case of Options for Convertible
                         Securities, the only Convertible Securities issued were Convertible Securities, if any, actually issued upon the exercise of such Options, and the consideration received by the corporation for the Additional Common Shares deemed

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                         to have been issued was the consideration actually
                         received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (D) no readjustment pursuant to clause (B) or (C) above
                    shall have the effect of reducing any Applicable Equivalent Amount to an amount which is less than the higher of (i) the such Applicable Equivalent Amount on the original adjustment date, or (ii) the Applicable Equivalent Amount that would have resulted from any issuance of Additional Common Shares between the original adjustment date and such readjustment for which no adjustment was originally made; and

                         (E) in the case of any Options, which expire by their
                    terms not more than 60 days after the date of issue thereof, no adjustment of the Applicable Equivalent Amount shall be made until the expiration or exercise of all such Options.

                    (2) Stock Dividends. In the event the corporation, at any time or from time to time after the Effectiveness Date, shall declare or pay any dividend on shares of its capital stock payable in shares of Class A Common Stock, then and in any such event, Additional Common Shares (except as otherwise provided in the definition thereof) shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend for purposes of adjusting the Applicable Equivalent Amounts; provided, however, that if such record date is fixed and such dividend is not fully paid, the only Additional Common Shares deemed to have been issued will be the number of shares of Class A Common Stock actually issued in such dividend, and such shares will be deemed to have been issued as of the close of business on such record date, and such Applicable Equivalent Amounts shall be recomputed accordingly.

               (c) Adjustment of Applicable Equivalent Amounts Upon Issuance of Additional Common Shares. In the event the corporation shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 6(b)) without consideration or for a consideration per share less than the Fair Market Value of a share of Class A Common Stock in effect immediately prior to such issue, then and in such event, the Applicable Equivalent Amounts shall be increased, concurrently with such issue, to amounts (calculated to the nearest one-tenth of a share) determined by multiplying each Applicable Equivalent Amount by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such issue

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          plus the number of such Additional Common Shares so issued and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such issue plus the number of shares of Class A Common Stock which the aggregate consideration received by the corporation for the total number of Additional Common Shares so issued would purchase at such Fair Market Value; provided that, for the purposes of this subsection (c), all shares of Class A Common Stock issuable upon exercise of outstanding Options, and conversion of outstanding Convertible Securities shall be deemed to be outstanding.

               (d) Determination of Consideration. For purposes of this Section, the consideration received by the corporation for the issue of any Additional Common Shares shall be computed as follows:

                   (1) Cash and Property. Such consideration shall:

                       (A) insofar as it consists of cash, be computed at the
                   aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                       (B) insofar as it consists of property other than cash,
                   be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                       (C) in the event Additional Common Shares are issued
                   together with other shares or securities or other assets of the corporation for the consideration so received, be computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                   (2) Options and Convertible Securities. The consideration per share received by the corporation for Additional Common Shares deemed to have been issued pursuant to Section 6(b)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                       (A) the total amount, if any, received or receivable by
                   the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

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

                       (B) the maximum number of shares of Class A Common Stock
                   (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                   (3) Stock Dividends. Any Additional Common Shares deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

          In the event that Additional Common Shares are proposed to be issued in connection with an acquisition or other transaction subject to certain conditions precedent, such that there will be a delay between the execution of the associated agreement and the consummation of the acquisition or transaction and the issuance of the Additional Common Shares, the value of the consideration to be received per share shall be compared to the Fair Market Value of a share of Class A Common Stock as of the date of execution of the associated agreement for the purposed of calculating any adjustments under this Section 6.

               (e) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding Class A Common Stock shall be subdivided (by stock split or otherwise) into a greater number of shares of Class A Common Stock, the Applicable Equivalent Amounts then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding Class A Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Class A Common Stock, the Applicable Equivalent Amounts then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

               (f) No Impairment. The corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section.

          (7) Conversion Rights of Series B-5.

              (a) Conversion. Subject to and upon compliance with the provisions of this Section 7, each holder of any shares of Series B-5 Stock shall have the right at such holder's option, at any time or from time to time prior to the close of business in Chicago, Illinois on April 18, 2001, to convert such shares of Series

          B-5 Stock into fully paid and nonassessable shares of Series B-4 Stock at the ratio of ten shares of Series B-5 Stock for each share of Series B-4 Stock to be received in conversion. Shares of Series B-5 Stock may be converted into Series B-4 Stock only in integral multiples of ten. No fractional shares of Series B-4 Stock will be issued upon conversion.

               (b) Mechanics of Conversion. A holder of shares of Series B-5 Stock may exercise the conversion right specified in Section 7(a) as to such holder's shares by surrendering to the corporation or any transfer agent of the corporation the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all of the shares represented thereby. Conversion shall be deemed to have been effected on the date when delivery of such written notice and share certificates is made, and such date is referred to herein as the Conversion Date. As promptly as practicable after the Conversion Date, the corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Series B-4 Stock to which such holder is entitled as a result of the exercise of such conversion right. The person in whose name the certificate or certificates for Series B-4 Stock are to be issued shall be deemed to have become a holder of record of such Series B-4 Stock on the applicable Conversion Date. After the initial issuance of shares of Series B-4 Stock on the Effectiveness Date pursuant to the recapitalization contemplated by Subdivision 4 of this Article, shares of Series B-4 Stock may only be issued upon the conversion pursuant to this Section 7 of shares of Series B-5 Stock.

               (c) Automatic Conversion. Each share of Series B-5 Stock shall automatically be converted into ten shares of Class A Common Stock on April 19, 2001.

               (d) Status of Converted Shares. Shares of Series B-5 Stock that are converted into shares of Series B-4 Stock or shares of Class A Common Stock shall not be reissued.

                       Subdivision 4:  Recapitalization

     Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware:

          (1) Each of the then outstanding shares of the corporation's CME Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of such filing, shall be converted into (i) 16,200 shares of Class A Common Stock, $0.01 par value, and (ii) one share of Class B Common Stock, Series B-1, $0.01 par value.

          (2) Each of the then outstanding shares of the corporation's IMM Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of such filing, shall be converted into (i) 10,800 shares of Class A Common Stock, $0.01 par value, and (ii) one share of Class B Common Stock, Series B-2, $0.01 par value.

          (3) Each of the then outstanding shares of the corporation's IOM
     Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of such filing, shall be converted into (i) 5,400 shares of Class A Common Stock, $0.01 par value, and (ii) one share of Class B Common Stock, Series B-3, $0.01 par value.

          (4) Each of the then outstanding shares of the corporation's GEM Class Common Stock, $0.01 par value, authorized immediately prior to the effectiveness of such filing, shall be converted into one share of Class B Common Stock, Series B-4, $0.01 par value.

          (5) Each of the then outstanding shares of the corporation's Fractional GEM Class Common Stock, $0.01 par value per share, authorized immediately prior to the effectiveness of such filing, shall be converted into one share of Class B Common Stock, Series B-5, $0.01 par value.

     ARTICLE FIVE: (A) The initial Board of Directors shall consist of thirty-nine members. The terms of eighteen of the directors shall expire at the annual meeting of the stockholders held in April 2001, and the terms of the remaining twenty-one directors shall expire at the annual meeting of the stockholders held in April 2002.

     (B) At the annual meeting of stockholders held in April 2001, the size of the Board of Directors shall be reduced to thirty members and nine directors shall be elected to serve two-year terms as follows:

         (1) Six directors shall be elected by the holders of Common Stock voting together as a single class on a Share Equivalent Basis from a Board-nominated slate of candidates nominated in accordance with the nominating provisions as provided in the corporation's bylaws;

         (2) One director shall be elected by the holders of Series B-1 Stock;

         (3) One director shall be elected by the holders of Series B-2 Stock;
     and

         (4) One director shall be elected by the holders of Series B-3 Stock.

     (C) At the annual meeting of stockholders held in April 2002, the size of the Board of Directors shall be reduced to nineteen members and ten directors shall be elected to serve two-year terms as follows:

         (1) Seven directors shall be elected by the holders of Common Stock voting together as a single class on a Share Equivalent Basis from a Board-nominated slate of candidates nominated in accordance with the nominating provisions provided in the corporation's bylaws.

         (2) Two directors shall be elected by the holders of Series B-1 Stock; and

         (3) One director shall be elected by the holders of Series B-2 Stock.

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

The directors elected as provided in Sections (B)(1) and (C)(1) are referred to as the "Equity Directors;" the directors elected as provided in Sections (B)(2) and (C)(2) are referred to as the "Series B-1 Directors;" the directors elected as provided in Sections (B)(3) and (C)(3) are referred to as the "Series B-2 Directors;" and the director elected as provided in Section (B)(4) is referred to as the "Series B-3 Director." The Equity Directors shall include persons fulfilling the requirements of any regulatory authority having jurisdiction over the corporation.

     (D) At each succeeding annual meeting of stockholders, the successors of the Series B-1 Directors, the Series B-2 Directors, any Series B-3 Director and the Equity Directors whose terms expire at that meeting shall be elected by the holders of the Series B-1 Stock, the Series B-2 Stock, the Series B-3 Stock, and the Common Stock voting as a single class on a Share Equivalent Basis, respectively. The directors so elected shall be elected for a term expiring at the annual meeting of stockholders held in the second year following the year of their election, and until their successors are duly elected and qualified and have accepted office, subject to death, resignation or removal from office. Any vacancy occurring in a directorship may be filled by the Board of Directors; provided, however, that any vacancy occurring with respect to a Series B-1 Director, a Series B-2 Director or a Series B-3 Director shall be filled from the candidates who lost for such position from the most recent election, with the candidates being selected to fill such vacancy in the order of the aggregate number of votes received in such previous election. Any persons so elected shall serve for the remaining term of his or her predecessor in office.

     (E) No person shall be eligible for election as a Series B-1 Director, a Series B-2 Director or a Series B-3 Director unless he or she shall own, or be recognized under rules adopted by the Board of Directors as a permitted transferee (other than temporary lease-type transfers) of, at least one share of the series of Class B Common Stock entitled to elect such director.

     (F) Any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to elect such person as a director under this Article.

     ARTICLE SIX: The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the corporation shares of Preferred Stock, Class A Common Stock or securities of any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, without limitation, determination of the following:

          (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

          (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the corporation;

          (C) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the corporation, a change in ownership of the corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the corporation or any stock of the corporation, and provisions restricting the ability of the corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the corporation under such rights;

          (D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

          (E) Provisions which permit the corporation to redeem or to exchange such rights; and

          (F) The appointment of a rights agent with respect to such rights.

     ARTICLE SEVEN: (A) In furtherance of and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, or repeal the bylaws of the corporation, provided, however, that the bylaws may also be altered, amended, or repealed by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class on a Share Equivalent Basis.

     (B) Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

     ARTICLE EIGHT: No stockholder shall have any preemptive right to subscribe to an additional issue of any class or series of the corporation's capital stock or to any securities of the corporation convertible into such stock.

     ARTICLE NINE: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class on a Share Equivalent Basis, shall be required to amend, repeal, or adopt any provisions inconsistent with paragraph (F) of Article Five or Articles Six, Nine, Ten, Eleven, Twelve, Thirteen or Fourteen of this Certificate of Incorporation.

     ARTICLE TEN: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article by the stockholders shall not adversely affect any right or protection of a director of the corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

     ARTICLE ELEVEN:   The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, have the power to indemnify any and all persons whom it shall have the power to indemnify under said Section from and against any and all expenses, liabilities or other matters referred to in or covered by said Section, and the power provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, or vote of stockholders, disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     ARTICLE TWELVE:   In furtherance and not in limitation of the powers
conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board of Directors or such committee may determine to be reasonably necessary or desirable to (A) encourage any individual, limited partnership, general partnership, corporation or other firm or entity (a "person") to enter into negotiations with the Board of Directors and management of the corporation with respect to any transaction which may result in a change in control of the corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the corporation and its business, assets or properties or the stockholders of the corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the corporation, which rights, options, capital stock, notes, debentures or other evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board of Directors or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

     ARTICLE THIRTEEN: No action required to, or which may, be taken at an annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of the stockholders of the corporation to act by written consent, whether pursuant to Section 228 of the General Corporation Law or otherwise, is specifically denied.

  ARTICLE FOURTEEN:    Special meetings of the stockholders, for any purpose or
purposes, unless otherwise prescribed by statute or by this Certificate of Incorporation, may be called by the Chairman of the Board, in his discretion, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the directors then holding office. Any such written request shall state the purpose or purposes of the proposed meeting.